Exhibit 10.2


225 Two Oaks Drive
Nicholasville KY 40357

                          EXTREME MOBILE COATINGS, INC.


Tilden Associates, Inc.
TFB Acquisition Company, LLC
300 Hempstead Turnpike
West Hempstead, New York  11552
Attention: Robert Baskind

Re:      Termination of Agreement and Plan of Merger and Reorganization

                                                        June 16, 2008

Dear Mr. Baskind:

         As we have advised you, the class action lawsuit filed against the members of the Board of Directors of Tilden Associates, Inc.("Tilden") is expected to have an adverse impact on the ability of Tilden to complete its proposed acquisition of Extreme Mobile Coatings, Inc. ("Extreme") and the related transactions on a timely basis, and would likely result in expenses that the parties are unwilling to bear if they were to pursue closing the transactions. As you know, the Agreement and Plan of Merger and Reorganization among Tilden, TFB Acquisition Company, LLC ("TFB") and Extreme dated as of March 27, 2008 (the "Agreement") provides for a "drop dead" of June 30, 2008. As a result of the delay caused by the lawsuit, it is not feasible to complete the proposed transactions by June 30, 2008. As a result, Extreme's management believes that it is compelled to pursue other strategic alternatives and Extreme is not in a position to extend the "drop dead" date. Accordingly, be advised that Extreme hereby formally terminates the Agreement.

         As we have discussed, Extreme believes that it is in all parties' interest that each of the parties to the Agreement formally release all other parties from any claims, liabilities, obligations or damages relating to the Agreement. By executing this letter, each of the parties hereto hereby releases each of the other parties hereto and their respective officers, directors, members, managers and agents (collectively, the "Released Parties") from any and all claims, liabilities, obligations or damages that any such party may have against any of the Released Parties pursuant to or related to the Agreement.

         Please return a signed copy of this letter to the undersigned to confirm that Tilden and TFB are in agreement with the terms of this letter, that the Agreement has been terminated and that Tilden and TFB have granted their respective releases of the Released Parties. Upon such executions and return, Extreme shall be deemed to have granted its release of the Released Parties.

June 16, 2008
Page 2

                                       Very truly yours,

                                       Extreme Mobile Coatings, Inc.

                                       By: /s/ JAMES W. ZIMBLER
                                           -------------------------------------
                                           Name:  James W. Zimbler
                                           Title: V. President


Agreed to:

Tilden Associates, Inc.

By: /s/ ROBERT BASKIND                          Date: June 18, 2008
    --------------------------------
    Name:  Robert Baskind
    Title: President


TFB Acquisition Company, LLC

By: /s/ ROBERT BASKIND                          Date: June 18, 2008
    --------------------------------
    Name:  Robert Baskind
    Title: Managing Member